Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan            (651) 293-2809

ECOLAB REPORTS 13% THIRD QUARTER EPS INCREASE TO $0.43

Full year outlook calls for 15%-16% EPS growth

2006 THIRD QUARTER HIGHLIGHTS:

•                                          Record diluted net income per share, +13% to a record $0.43

•                                          Record sales, +10% to a record $1.3 billion

•                                          Double-digit U.S. sales and income propel growth, led by the Institutional and Pest Elimination Divisions

•                                          Full year 2006 EPS range improved to $1.42 to $1.43

	Third Quarter and Nine Months Ended Sept. 30
	Third Quarter		%	Nine Months		%
	2006	2005	increase	2006	2005	increase
(Millions, except per share)	(unaudited)			(unaudited)

Net Sales	$1,278.9	$1,164.8	10%	$3,624.8	$3,393.3	7%

Operating Income	181.4	162.4	12%	465.9	418.7	11%

Pretax Income	170.1	150.9	13%	433.4	383.8	13%
Taxes	59.8	53.0	13%	152.0	135.0	13%
Net Income	$110.4	$98.0	13%	$281.4	$248.8	13%

Diluted Net Income Per Common Share	$0.43	$0.38	13%	$1.09	$0.96	14%
Diluted Average Shares Outstanding	256.7	259.9	-1%	257.2	260.1	-1%

Note: Results for both 2005 and 2006 reflect Ecolab’s adoption of SFAS 123 (R), which requires the expensing of stock options, and Ecolab’s restatement of prior period results as part of its transition to this new accounting standard.

ST. PAUL, Minn., October 20, 2006:  Double-digit sales and operating income growth from U.S. operations led Ecolab’s third quarter results to record levels for the period ended September 30, 2006.

Ecolab’s consolidated sales increased 10% to a record $1.3 billion in the third quarter of 2006. Net income increased 13% to a record $110 million, or $0.43 per diluted share.

All financial results presented in this release include the impact of expensing stock options. Ecolab adopted SFAS 123(R), the accounting standard for expensing stock options, in the fourth quarter of 2005. As part of the transition to the new standard, Ecolab restated its earnings per share in line with the pro forma amounts historically disclosed in the notes to Ecolab’s financial statements.  These restated results were included in Ecolab’s 2005 annual report and are available at Ecolab’s website at www.ecolab.com/investor.

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We enjoyed a terrific quarter as we benefited from investments in our sales force, new product innovations, operating improvements and better pricing.  We also continued to make further competitive gains in the quarter as we demonstrated the strength and value of our premium service offering.

“Our outlook remains excellent.  We are implementing the right actions to deliver strong growth in 2006 and at the same time ensure we have the right means to continue driving strong growth for years ahead—expanding our industry-leading sales and service force; making key investments in developing our infrastructure, information technology and differentiated product research and development; and driving our successful Circle the Customer strategy.  In addition, as reflected by our recent announcements, we continue to aggressively pursue acquisitions to strengthen and broaden our global customer offering.  We remain focused on driving superior performance, both for our customers and our shareholders, and are working to improve our fundamentals to deliver those results.  We will continue to build on our powerful business model to deliver the leading customer solutions, and through that, we expect to deliver consistent, reliable and superior growth for years to come.”

Third quarter 2006 sales for Ecolab’s United States Cleaning & Sanitizing operations rose 10% to $562 million, led by double-digit gains by the Institutional Division, and strong growth from the Food & Beverage, Professional Products, Textile Care and Healthcare businesses.  Ecolab’s United States Cleaning & Sanitizing operating income rose 15% to $99 million, as the benefits of the higher sales, cost efficiencies, competitive gains and better pricing more than offset higher delivered product costs.

United States Other Services sales increased 10% to $108 million in the third quarter benefiting from continued double-digit gains by Pest Elimination.  Operating income increased 12% to $12 million as Pest Elimination growth was partially offset by accelerated investments at GCS.

Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 6% to $584 million in the third quarter. Latin America showed double-digit sales gains, and Asia Pacific and Canada sales also showed good increases; Europe recorded a moderate sales gain as weak economic trends in major central countries slowed results.  Fixed currency operating income rose 3% to $66 million, as sales growth and pricing initiatives were partially offset by higher delivered product costs and growth and efficiency investments.  When measured at public currency rates, International sales increased 10% and operating income grew 7%.  Currency translation had a favorable impact on net income growth of approximately $1.5 million for the third quarter of 2006.

Ecolab reacquired 1.4 million shares of its common stock during the third quarter.

Business Outlook

Certain information presented in this news release, including the following statements, are forward-looking and based on current expectations.  Actual results may differ materially.  These statements do not include the potential impact of business acquisitions, divestitures, higher than anticipated raw material price increases or other material corporate events, which may be completed after the date of this release.  This Business Outlook section should be read in conjunction with the information on “Forward-Looking Statements” at the end of this release.

Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the fourth quarter 2006 over the fourth quarter 2005. Gross margins are expected to rise above 50% and compare favorably with 49.4% last year.  Selling, general and administrative expenses are expected to approximate the 39% recorded a year ago.  Interest expense is expected to be approximately $13 million.  The effective tax rate in the quarter should be approximately 36%.  Overall, currency translation is expected to benefit fourth quarter earnings.  Diluted earnings per share are expected to be in the $0.33-$0.34 range in the fourth quarter of 2006.  Diluted earnings per share were $0.27 for the fourth quarter of 2005.  For the full year ending December 31, 2006, Ecolab continues to expect diluted earnings per share in the $1.42 -$1.43 range. In 2005, Ecolab reported net income per share of $1.23.

With 2005 sales of $4.5 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, healthcare and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.  Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

Ecolab will host a live webcast to review the second quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast will be available to the public on Ecolab’s website at http://www.ecolab.com/investor.  A replay of the webcast will be available at that site through November 3, 2006.

Listening to the webcast requires Internet access, a soundcard and the Windows Media Player or other compatible streaming media player. If you do not have the Media Player client installed on your PC, you may download a free version of Media Player at www.microsoft.com/windows/windowsmedia/download/default.asp.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2006 fourth quarter and full year financial and business prospects, including estimated sales; gross margins; selling, general and administrative expenses; interest expense; effective tax rates; currency translation; and earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.

Risks and uncertainties that may affect operating results and business performance include:

•            the vitality of the foodservice, hospitality, travel, health care and food processing industries;

•            restraints on pricing flexibility due to competitive factors, customer or vendor consolidations, and existing contractual obligations;

•            changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials or substitutes therefor;

•            the occurrence of capacity constraints or the loss of a key supplier or the inability to obtain or renew supply agreements on favorable terms;

•            the effect of future acquisitions or divestitures or other corporate transactions;

•            our ability to achieve plans for past acquisitions;

•            the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, efficacy and labeling of our products, and (ii) changes in tax, fiscal, governmental and other regulatory policies;

•            economic factors such as the worldwide economy, interest rates and currency movements including, in particular, our exposure to foreign currency risk;

•            the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, (c) war (including acts of terrorism or hostilities which impact our markets), (d) natural or manmade disasters, or (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries;

•            loss of, or changes in, executive management;

•            our ability to continue product introductions or reformulations and technological innovations; and

•            other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

In addition, we note that our stock price can be affected by fluctuations in quarterly earnings.  There can be no assurances that our earnings levels will meet investors’ expectations.  We undertake no duty to update our Forward-Looking Statements.

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(unaudited)

	Third Quarter		Nine Months
(thousands, except per share)	2006	2005	2006	2005
Net Sales	$1,278,855	$1,164,773	$3,624,814	$3,393,317

Cost of Sales	625,554	572,862	1,786,048	1,670,903
Selling, General and Administrative Expenses	471,937	429,464	1,372,818	1,303,728

Operating Income	181,364	162,447	465,948	418,686

Interest Expense, Net	11,219	11,529	32,561	34,903

Income before Income Taxes	170,145	150,918	433,387	383,783

Provision for Income Taxes	59,786	52,960	151,963	134,998

Net Income	$110,359	$97,958	$281,424	$248,785

Diluted Net Income per Common Share	$0.43	$0.38	$1.09	$0.96

Weighted-Average Common Shares Outstanding
Basic	251,573	255,817	252,422	255,854
Diluted	256,657	259,911	257,183	260,099

2005 amounts have been restated for the adoption of SFAS No. 123(R), “Share-Based Payment”.

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

OPERATING SEGMENT INFORMATION

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

(unaudited)

	Third Quarter		Nine Months
(thousands)	2006	2005	2006	2005
Net Sales
United States
Cleaning & Sanitizing	$561,707	$510,476	$1,619,631	$1,474,463
Other Services	108,297	98,315	306,432	280,453
Total	670,004	608,791	1,926,063	1,754,916
International	584,273	550,197	1,656,161	1,570,648
Effect of Foreign Currency Translation	24,578	5,785	42,590	67,753
Consolidated	$1,278,855	$1,164,773	$3,624,814	$3,393,317

Operating Income
United States
Cleaning & Sanitizing	$98,976	$85,933	$264,619	$230,198
Other Services	12,466	11,124	31,100	28,945
Total	111,442	97,057	295,719	259,143
International	66,221	64,212	164,604	153,146
Effect of Foreign Currency Translation	3,701	1,178	5,625	6,397
Consolidated	$181,364	$162,447	$465,948	$418,686

2005 amounts have been restated for the adoption of SFAS No. 123(R), “Share-Based Payment”.

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2006

	September 30	December 31	September 30
(thousands)	2006	2005	2005
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$54,192	$104,378	$165,308
Short-term investments		125,063
Accounts receivable, net	866,214	743,520	801,981
Inventories	354,225	325,574	337,518
Deferred income taxes	65,097	65,880	73,844
Other current assets	66,563	57,251	68,914
Total current assets	1,406,291	1,421,666	1,447,565

Property, plant and equipment, net	874,793	835,503	837,850

Goodwill, net	1,022,119	937,019	964,888

Other intangible assets, net	222,749	202,936	213,635

Other assets, net	480,924	399,504	364,644

Total assets	$4,006,876	$3,796,628	$3,828,582

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$190,008	$226,927	$169,529
Accounts payable	310,597	277,635	264,196
Compensation and benefits	213,490	214,131	199,108
Income taxes	29,178	39,583	49,955
Other current liabilities	402,698	361,081	383,264
Total current liabilities	1,145,971	1,119,357	1,066,052

Long-term debt	542,948	519,374	539,019

Postretirement health care and pension benefits	342,079	302,048	291,343

Other liabilities	212,759	206,639	246,978

Shareholders’ equity	1,763,119	1,649,210	1,685,190

Total liabilities and shareholders’ equity	$4,006,876	$3,796,628	$3,828,582

September 30, 2005 amounts have been restated for the adoption of SFAS No. 123(R), “Share-Based Payment”.